Exhibit 99.1

722 Columbia Avenue

Franklin, Tennessee 37064

For Immediate Release

Contact: Aimee Punessen, (615) 236-8329

aimee.punessen@franklinsynergy.com

Franklin Financial Network Reports Record Earnings Per Share

$1.32 for 2014

Franklin, Tenn., January 27, 2015 – Franklin Financial Network, Inc. (OTCPK:FRFN), the parent company of Franklin Synergy Bank, today reported consolidated net income of $8.4 million, or $1.32 basic earnings per common share, for the year ended December 31, 2014, an increase of 84.5 percent over net income of $4.6 million for 2013. On a fully diluted per share basis, year-to-date 2014 earnings were $1.27, compared to $1.10 diluted earnings per share for the year ended December 31, 2013, an increase of 15.5 percent.

“Another strong quarter of execution for our bank, keeping us on target for soundness, profitability and growth,” noted Richard Herrington, President of Franklin Financial Network. “Our banking team is one of the best in the business. After twenty-four consecutive profitable quarters, we continue to identify relationship opportunities as we grow the core earnings capacity of our bank.”

Consolidated net income for the fourth quarter of 2014 was $2.8 million, a 40.7 percent increase over net income of $2.0 million for the third quarter of 2014 and an increase of 102.1 percent over net income of $1.4 million from the fourth quarter of 2013.

Year-to-date and fourth quarter 2014 results were driven by significant loan growth of 86.5 percent during 2014, of which approximately 20.0 percent was realized through the acquisition of MidSouth Bank during the third quarter.

Commenting on the company’s 2014 results, Herrington noted “this was another exceptional year for us; our bank surpassed the $1 billion milestones for both assets and deposits during 2014. In addition to significant organic growth in our Williamson County market, we completed the acquisition of MidSouth Bank in July 2014, gaining a foothold into the high growth Rutherford County market. At year end, the integration of our Rutherford County banking team into the Franklin Synergy Bank family continues.”

Highlights of Franklin Financial Network’s Performance

Balance Sheet Growth and Soundness

•	Loans, including loans held for sale, at December 31, 2014 totaled $805.7 million, an increase of $373.7 million, or 86.5 percent, over December 31, 2013 total loans of $432.0 million. Of the loan growth experienced in 2014, $330.6 million was in commercial real estate lending, residential construction lending and residential real estate lending. Loan growth during the fourth quarter was $60.7 million compared to $243.3 million in the third quarter and $44.6 million for the fourth quarter of 2013. Of the loan growth in the third quarter of 2014, $191.8 million resulted from the acquisition of MidSouth Bank. Residential construction loans and commercial real estate loans accounted for the majority of the loan growth during the fourth quarter, and commercial and industrial loans also increased during the quarter.

•	Deposits grew to $1.2 billion versus $681.3 million at December 31, 2013, an increase of $490.9 million, or 72.1 percent. Of the deposit growth, $244.4 million of deposits were added through the acquisition of MidSouth Bank.

•	Assets at December 31, 2014 totaled $1.4 billion, compared to $796.4 million at December 31, 2013, an annual growth rate of 70.3 percent. In addition to the $293.8 million increase in assets from the acquisition of MidSouth Bank, the company’s results were driven by growth in the loan portfolio and in the investment portfolio.

Profitability

•	Net Interest income for the year ended December 31, 2014 was $37.7 million, compared to $21.0 million for the year ended December 31, 2013, representing a 79.1 percent increase. Net interest income for the quarter ended December 31, 2014 was $12.1 million, an increase of 9.0 percent over the third quarter of 2014, and an 89.8 percent increase over the same period last year. Earning asset growth, discount accretion from the acquisition of MidSouth Bank’s assets and deposits, and improving interest margins drove the increase in net interest income.

The net interest margin for the year ended December 31, 2014 increased to 3.74 percent, up from 3.41 percent for the year ended December 31, 2013. The net interest margin for the quarter ended December 31, 2014 increased to 3.97 percent, up from 3.86 percent for the quarter ended September 30, 2014 and up from the net interest margin of 3.69 percent for the quarter ended December 31, 2013.

•	Noninterest income for the year ended December 31, 2014 was $10.0 million, compared to $6.6 million for the year ended December 31, 2013, representing a 50.9 percent increase. Noninterest income for the quarter ended December 31, 2014 was $2.8 million, down 13.6 percent from the third quarter of 2014 and up 100.1 percent from the fourth quarter of 2013 noninterest income of $1.4 million.

•	Fourth quarter of 2014 results included reduced gains on the sales of mortgage loans that made comparison with the third quarter of 2014 less favorable; however, when compared with fourth quarter of 2013, gains on the sales of mortgage loans increased 100.5 percent.

•	When compared with results for the year 2013, the year 2014 included a 59.8 percent increase in other service charges and fees and a 32.0 percent increase on gains on the sales of mortgage loans.

•	The bank originated a record high volume of $291.1 million in mortgage loans in 2014.

•	Noninterest expense for the year ended December 31, 2014 was $31.7 million, a 63.2 percent increase over noninterest expense of $19.4 million for the same period in 2013. Noninterest expense for the quarter ended December 31, 2014 was $9.8 million, representing a 6.0 percent decrease over fourth quarter results of $10.4 million and a 89.3 percent increase over noninterest expense of $5.2 million for the fourth quarter of 2013.

Several factors impacted non-interest expense during the year:

•	Expenses totaling $603 thousand, specifically related to systems conversions, investment banking, accounting, legal and marketing associated with the acquisition of MidSouth Bank, impacted results in the third quarter of 2014.

•	Personnel and facilities expenses increased in 2014 with the addition of the branch offices and personnel from the MidSouth Bank acquisition. The acquisition significantly increased the bank’s branch network, adding five branches in Rutherford County to the bank’s six existing Williamson County branches.

•	Expenses associated with the expansion and relocation of Williamson County branch and office locations increased during the third quarter of 2014.

•	Provision for loan and lease losses for the year ended December 31, 2014 was $2.4 million versus $907 thousand for the year ended December 31, 2013, an increase of 161.7 percent. Provision for loan and lease losses for the quarter ended December 31, 2014 was $885 thousand, a 33.3 percent increase over the third quarter of 2014 and 96.7 percent increase over the same quarter of 2013. The significant loan growth of 86.5 percent during 2014 drove the increases in provision when compared with prior periods, of which approximately 20.0 percent was realized through the acquisition of MidSouth Bank during the third quarter.

“It has been a truly remarkable year for our bank, our shareholders and our team,” Herrington said. “We continued to find growth opportunities through the addition of the best banking and investment professionals in our markets, and we expanded our presence in Middle Tennessee through the acquisition of MidSouth Bank.” Herrington continued, noting that, “In mid-January 2015, we filed a Form S-1 registration statement with the Securities and Exchange Commission, for a proposed initial public offering of the company’s common stock.”

Founded in November 2007, Franklin Synergy Bank currently has six offices in Williamson County and five offices in Rutherford County. The bank provides deposit and loan products, treasury management and financial planning services for consumers and businesses. Franklin Synergy earned its first profit in 2009, after just five quarters of operation. The bank’s assets and deposits both surpassed $1 billion in July 2014, just after the completion of the acquisition of Rutherford County’s MidSouth Bank.

Recent FDIC deposit share of market data shows that Franklin Synergy Bank has grown to be the largest bank doing business in Williamson County. The bank is also the top deposit market share bank in Franklin, Tennessee.

Additional information about Franklin Synergy Bank is available at the bank’s website: www.franklinsynergybank.com.

This media release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, projected sales, gross margin and net income figures, the availability of capital resources, and plans concerning products, market acceptance and the recent acquisition of MidSouth Bank. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which can not be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Future operating results of the corporation are impossible to predict, and no representation or warranty of any kind can be made respecting the present or future accuracy of such forward-looking statements or the ability of the corporation to meet its obligations, and no such representation or warranty is to be inferred.

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Franklin Financial Network, Inc.

FRANKLIN FINANCIAL NETWORK, INC.

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except share and per share data)

(Unaudited)

	December 31, 2014	December 31, 2013
ASSETS
Cash and due from financial institutions	$49,597	$18,217

Securities available for sale	395,705	268,515
Securities held to maturity (fair value 2014 - $53,741 and 2013 - $54,004)	53,332	56,575
Loans held for sale	18,462	10,694

Loans	787,188	421,304
Allowance for loan losses	(6,680)	(4,900)

Net loans	780,508	416,404

Restricted equity securities, at cost	5,349	3,032
Premises and equipment, net	9,664	4,138
Accrued interest receivable	3,533	2,396
Bank owned life insurance	11,664	8,232
Deferred tax asset	6,780	3,995
Foreclosed assets	715	181
Assets held for sale	4,080	—
Servicing rights, net	3,053	2,640
Mortgage banking derivative asset	285	464
Goodwill	9,124	157
Core deposit intangible	2,698	—
Other assets	1,278	734

Total assets	$1,355,827	$796,374

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing	$148,717	$52,686
Interest bearing	1,023,516	628,614

Total deposits	1,172,233	681,300

Federal funds purchased and repurchase agreements	39,078	24,291
Federal Home Loan Bank advances	19,000	23,000
Accrued interest payable	421	222
Mortgage banking derivative liability	132	—
Other liabilities	3,164	2,398

Total liabilities	1,234,028	731,211

Shareholders’ equity
Senior non-cumulative preferred stock, no par value, $10,000 liquidation value: Series A, 1,000,000 shares authorized; 10,000 shares issued and outstanding at December 31, 2014 and 2013, respectively	10,000	10,000
Common stock, no par value; 10,000,000 shares authorized; 7,757,445 and 4,862,875 issued at December 31, 2014 and 2013, respectively	94,251	52,638
Retained earnings	15,372	7,058
Accumulated other comprehensive income (loss)	2,176	(4,533)

Total shareholders’ equity	121,799	65,163

Total liabilities and shareholders’ equity	$1,355,827	$796,374

FRANKLIN FINANCIAL NETWORK, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Interest income and dividends
Loans, including fees	$11,119	$5,660	$33,585	$20,094
Securities:
Taxable	2,527	1,710	9,459	4,655
Tax-Exempt	21	21	81	67
Dividends on restricted equity securities	52	35	227	126
Federal funds sold and other	23	5	80	40

	13,742	7,431	43,432	24,982
Interest expense
Deposits	1,493	960	5,301	3,693
Federal funds purchased and repurchase agreements	53	50	176	144
Federal Home Loan Bank advances	73	33	262	100

	1,619	1,043	5,739	3,937
Net interest income	12,123	6,388	37,693	21,045
Provision for loan losses	885	450	2,374	907

Net interest income after provision for loan losses	11,238	5,938	35,319	20,138
Noninterest income
Service charges on deposit accounts	16	13	53	52
Other service charges and fees	628	244	1,777	1,112
Net gains on sale of loans	1,588	792	5,814	4,403
Loan servicing fees, net	81	(48)	254	(365)
Gain on sale of securities	166	10	259	88
Net gain (loss) on sale and write-down of foreclosed assets	(124)	27	(96)	(223)
Other	475	376	1,894	1,529

Total noninterest income	2,830	1,414	9,955	6,596
Noninterest expense
Salaries and employee benefits	5,666	3,312	19,160	13,142
Occupancy and equipment	1,491	741	4,729	2,731
FDIC assessment expense	180	100	600	354
Marketing	258	90	728	283
Professional fees	446	274	2,040	596
Other	1,726	643	4,469	2,333

Total noninterest expense	9,767	5,160	31,726	19,439
Income before income tax expense	4,301	2,192	13,548	7,295
Income tax expense	1,466	789	5,134	2,734

Net income	$2,835	$1,403	$8,414	$4,561
Dividends paid on Series A preferred stock	(25)	(25)	(100)	(109)

Net income available to common shareholders	$2,810	$1,378	$8,314	$4,452

Earnings per share:
Basic	$0.36	$0.29	$1.32	$1.13
Diluted	0.34	0.28	1.27	1.10